Exhibit 10.4

Execution Version

BOARD RIGHTS AGREEMENT

This BOARD RIGHTS AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of July 28, 2017, is entered into by and between Emergent Capital, Inc., a Florida corporation (“Emergent”) and Evermore Global Advisors, LLC, a Delaware limited liability company (the “Evermore Investor”).  Both Emergent  and the Evermore Investor may also be referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, Emergent is a party to certain Master Transaction Agreements, dated as of March 15, 2017 and May 12, 2017, as amended, supplemented or otherwise modified from time to time (collectively, the “Master Transaction Agreement”), by and among Emergent, PJC Investments, LLC, a Texas limited liability company (“PJC”) and the Consenting Convertible Note Holders party(ies) thereto;

WHEREAS, pursuant to the Master Transaction Agreement, PJC has designated Evermore Investor and the affiliates of Evermore set forth on Schedule A hereto (the “Evermore Affiliates”) as an “Investor” as defined in the Master Transaction Agreement. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Master Transaction Agreement; and

WHEREAS, in connection with the Evermore Affiliates’ acquisition of equity securities of Emergent upon the Closing of the Transactions described in the Master Transaction Agreement, Emergent desires to permit the Evermore Investor to designate one (1) director to the board of directors of Emergent (the “Board”).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

SECTION 1.                            PROCEDURAL MATTERS.

1.1                               On the Closing Date and in connection with the Closing, Emergent shall cause the following members of the Board to resign therefrom: James Chadwick, Michael A. Crow, Phillip Goldstein, Gerald Hellerman and Gilbert Nathan.

1.2                               At any meeting of stockholders at which an Evermore Designated Director (as defined below) is to be elected, Emergent shall nominate no more nominees than the number of seats to be filled.

SECTION 2.                            DESIGNATION OF DIRECTORS.

2.1                               On the Closing Date, the individual nominated by the Evermore Investor and set forth on Schedule B attached hereto (such individual, an “Evermore Designated Director”) shall be added to the Board to fill vacancies on the Board created on such date. To the extent that the Evermore Designated Director is not appointed to the Board on the Closing Date, the Board shall promptly thereafter (and in any event within five (5) Business Days of the

Closing Date) fill the existing vacancy on the Board with such Evermore Designated Director and if no such vacancy exists, the Board shall be expanded to create a vacancy and fill such newly created vacancy with the Evermore Designated Director.

2.2                               If the Evermore Designated Director (or any successor Evermore Designated Director) shall at any time cease to be affiliated with the Evermore Investor or any Affiliates thereof, or shall cease to be able to serve on the Board by reason of his resignation, death, incapacity, disability, disqualification or removal, or as a result of a conflict of interest, but not as a result of the Evermore Designated Director’s failure to be re-elected by the stockholders of Emergent, then the Evermore Investor shall be entitled to nominate a new individual to serve as a member of the Board and the Board shall fill the vacancy created by such departed Evermore Designated Director with such nominated individual, provided that such nominated individual satisfies the requirements set forth in Section 2.4.  Any such nominated individual shall be deemed to be the Evermore Designated Director hereunder.  As of the date of the Closing, the Evermore Investor shall have the right to designate one Evermore Designated Director and thereafter, for so long as the Evermore  Investor and/or any Affiliates thereof, in the aggregate, beneficially own (without duplication) at least a number of shares of common stock of Emergent (the “Common Stock”) equal to 25% of the aggregate number of shares that the Evermore Investor, together with the Evermore Affiliates, purchased pursuant to the Common Stock Purchase Agreement at the Closing, the Evermore Investor shall have the right to designate one (1) Evermore Designated Director to serve until the next annual or other meeting of stockholders at which directors are to be elected; in each case as provided in the first sentence of this Section 2.2, and the Board shall, subject to Section 2.4 below, recommend at each meeting of stockholders at which an Evermore Designated Director is to be elected to include an Evermore Designated Director as the Board’s nominee for election to the Board or to fill a vacancy left by the departed Evermore Designated Director, in each case in order to have such Evermore Designated Director on the Board.  The Board shall not take any action which is inconsistent with making such recommendation.  In the event that the stockholders do not elect the Evermore Designated Director at a meeting of stockholders at which such Evermore Designated Director is nominated for election, then, promptly after such meeting of stockholders (and in any event within ten (10) Business Days of such meeting of stockholders), the Evermore Investor shall have the right to designate an Evermore Designated Director to fill the vacancy created by such event as provided in the first sentence of this Section 2.2; provided, that if (a) the nominated Evermore Designated Director is not elected at such meeting of stockholders and (b) there is no vacancy on the Board following the election of directors at such meeting of stockholders, then the Board shall be expanded by one (1) director and the Evermore Investor shall have the right to designate a new Evermore Designated Director to fill the vacancy created by such Board expansion as provided in the first sentence of this Section 2.2.

2.3                               If the Evermore Investor and/or any Affiliates thereof, in the aggregate, beneficially own (without duplication) a number of shares of Common Stock that is less than 25% of the aggregate number of shares that the Evermore Investor, together with the Evermore Affiliates, purchased pursuant to the Common Stock Purchase Agreement at the Closing (the “Minimum Percentage”), the Evermore Investor’s right to designate an Evermore Designated Director shall terminate and the Evermore Designated Director shall, and the Evermore Investor shall cause the Evermore Designated Director to, promptly upon request of Emergent, submit his or her resignation to the Board.

2.4                               Notwithstanding anything to the contrary herein, it shall be a condition precedent to any Evermore Designated Director’s service on the Board, whether in order to fill a vacancy on the Board or following an election to the Board, that such Evermore Designated Director shall, in the reasonable judgment of the Board, (a) have the requisite skill and experience to serve as a director of a publicly traded company, (b) not be prohibited or disqualified from serving as a director of Emergent pursuant to (i) any applicable rule or regulation of the SEC, (ii) any applicable rule or regulation imposed by any exchange on which Emergent’s common stock is traded or (iii) any applicable law, and (c) qualify as an independent director under any applicable SEC and exchange requirements, rules and interpretations.  The Board will adopt standards of skill and experience desired of potential candidates for nomination to the Board, which will be reflected in a charter of a committee of the Board or other similar document.  The Parties agree that the individual  named on Schedule B hereto shall be deemed to satisfy the standards of skill and experience desired of potential candidates for nomination to the Board.  The Evermore Investor agrees to timely provide Emergent with accurate and complete information relating to a prospective Evermore Designated Director that may be required to be considered by the Board or disclosed by Emergent under applicable exchange listing requirements or the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.  In addition, at Emergent’s request, the Evermore Investor shall cause its Evermore Designated Director to complete and execute Emergent’s standard Director and Officer Questionnaire prior to being admitted to the Board or standing for reelection at an annual meeting of stockholders or at such other time as may be reasonably requested by Emergent.  Nothing in this Agreement will prevent or prohibit the Board from removing an Evermore Designated Director from the Board in accordance with Emergent’s Bylaws (as then in effect).  If an Evermore Designated Director is removed from the Board in accordance with the immediately preceding sentence, the Evermore Investor shall have the right to designate a new Evermore Designated Director to fill the vacancy created by such Board removal as provided in the first sentence of Section 2.2.

2.5                               No Evermore Designated Director shall receive compensation from Emergent for his or her service on the Board, provided, however, Emergent shall reimburse each Evermore Director for all reasonable and documented out-of-pocket expenses incurred in connection with such director’s participation in the meetings of the Board or any committee of the Board, including reasonable travel and lodging expenses if such Evermore Designated Director does not live in the area where the meeting is held.

2.6                               Emergent shall provide customary director and officer indemnity insurance on the same terms as provided to other directors and officers of Emergent in effect from time to time and subject to the conditions and terms thereof, and Emergent further agrees that it shall enter into a customary indemnification agreement with any Evermore Designated Director.  Emergent hereby acknowledges that any director, officer or other indemnified person covered by such policy (any such persons, an “Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Evermore Investor or one or more of its Affiliates (the “Evermore Indemnitors”).  To the extent permitted under Applicable Law, Emergent hereby (i) agrees that Emergent or any subsidiary of Emergent that provides indemnity shall be the indemnitor of first resort (i.e., its or their obligations to an Indemnitee shall be primary and any obligation of any Evermore Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an

Indemnitee shall be secondary), (ii) agrees that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this agreement or any other agreement between Emergent and the Indemnitee, without regard to any rights an Indemnitee may have against the Evermore Indemnitors or their insurers, and (iii) irrevocably waives, relinquishes and releases the Evermore Indemnitors from any and all claims against the Evermore Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. To the extent permitted under Applicable Law, Emergent further agrees that no advancement or payment by the Evermore Indemnitors on behalf of an Indemnitee with respect to any claim for which an Indemnitee has sought indemnification from Emergent, as the case may be, shall affect the foregoing and the Evermore Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against Emergent.

2.7                               Each Evermore Designated Director shall use reasonable efforts to obtain any necessary approvals from the State of Florida Office of Insurance Regulation in connection with such Evermore Designated Director’s service on the Board.  If an Evermore Designated Director does not obtain any such necessary approvals from the State of Florida Office of Insurance Regulation within one hundred (100) days of the commencement of such Evermore Designated Director’s service on the Board, the Evermore Investor shall cause such Evermore Designated Director to, promptly upon the request of Emergent, submit his or her resignation to the Board.  If an Evermore Designated Director resigns from the Board pursuant to this Section 2.7, the Evermore Investor shall have the right to designate a new Evermore Designated Director to fill the vacancy created by such Board removal as provided in the first sentence of Section 2.2.  Emergent shall reimburse the Evermore Designated Director for all reasonable costs and expenses of the Evermore Designated Director incurred in connection with obtaining any necessary approvals from the State of Florida Office of Insurance Regulation pursuant to this Agreement.

SECTION 3.                            TERMINATION.

This Agreement shall terminate upon the earlier to occur of (a) the date that the Parties mutually agree to terminate this Agreement and (b) the date on which the Evermore Investor and/or any Affiliates thereof, in the aggregate, beneficially own less than the Minimum Percentage of shares of Common Stock.  The Evermore Investor shall promptly (and in any event within three (3) Business Days) provide written notice to Emergent if at any time the Evermore Investor and/or Affiliates thereof, in the aggregate, fail to beneficially own the Minimum Percentage of shares of Common Stock.

SECTION 4.                            MISCELLANEOUS.

4.1                               Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

4.2                               Parties in Interest.  Subject to the immediately following sentence, this Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the Parties and their successors and permitted assigns.  No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, duties or obligations hereunder without the prior written approval of the other Party; provided, however, that Evermore Investor may assign any or all of its rights and interests hereunder to one or more of its Affiliates so long as such Affiliate (x) is a holder of shares of Common Stock at the time of the assignment, and (y) executes and delivers a joinder agreement to this Agreement that is in form and substance reasonably satisfactory to Emergent.  There shall be no third-party beneficiaries to this Agreement except for the Evermore Indemnitors under Section 2.6 and other than such Section 2.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.3                               Amendment.  This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

4.4                               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

4.5                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law.

4.6                               Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

4.7                               Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.8                               Specific Performance.  The Parties agree that, in the event any provision of this Agreement is not performed in accordance with the terms hereof, (a) the non-breaching Party will sustain irreparable damages for which there is not an adequate remedy at law for money damages and (b) the non-breaching Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.9                               Notices.  All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been effectively given, sent, provided, delivered or received (a) when personally delivered to the Party to be notified, or (b) when sent by confirmed facsimile or by electronic transmission (“e mail”) to the Party to be notified, in either case to such Party at its address, facsimile number or e-mail address set forth on Schedule C.  A Party may change its address, facsimile number or e-mail address for purposes of notice hereunder by giving notice of such change to each other Party in the manner provided in this Section 4.9.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

EMERGENT CAPITAL, INC.

By:	/s/ Antony Mitchell
Name: Antony Mitchell
Title: Chief Executive Officer

EVERMORE GLOBAL ADVISORS, LLC

By:	/s/ Eric LeGoff
Name: Eric LeGoff
Title: President

Schedule A

EVERMORE GLOBAL VALUE FUND

THE REGENTS OF THE UNIVERSITY OF MICHIGAN

SIRIUS INTERNATIONAL INSURANCE CORPORATION (PUBL) (a/c xxx140)

SIRIUS INTERNATIONAL INSURANCE CORPORATION (PUBL) (a/c xxx138)

Schedule B

Matthew Epstein

Schedule C

Evermore Global Advisors, LLC

Evermore Global Advisors, LLC

89 Summit Avenue, 3rd Floor

Summit, New Jersey 07901

Fax No.: 908-378-2890

E-mail:   elegoff@evermoreglobal.com

Attention: Eric LeGoff

Emergent Capital, Inc.

5355 Town Center Road, Suite 701

Boca Raton, Florida 33486

Fax No.: (561) 995 - 4201

E-mail:   coreilly@emergentcapital.com

Attention:  Office of the General Counsel